Harland News Release                                    John H. Harland Company
                                              PO Box 105250, Atlanta, GA  30348
                                                                 (770) 981-9460
                                                                www.harland.net

For More Information, Contact:

Investors
Henry R. Bond
Treasurer and Vice President, Investor Relations
770-593-5697
hbond@harland.net

Media
John Pensec
Vice President, Corporate Communications
770-593-5443
jpensec@harland.net

                      HARLAND UPDATES EARNINGS GUIDANCE FOR
                        2006 FIRST QUARTER AND FULL YEAR

ATLANTA (April 11, 2006) - John H. Harland Company (NYSE: JH) today announced that it expects first quarter and full-year 2006 earnings per share to be higher than the guidance provided in February.

The company's diluted earnings per share for the first quarter of 2006 are now expected to be in the range of $0.75 to $0.78, up from the previously indicated range of $0.60 to $0.65 per share. Diluted earnings per share for the full-year 2006 are expected to be in the range of $2.90 to $2.95, up from the previously indicated range of $2.73 to $2.78.

The updated guidance reflects better-than-anticipated results in each of the company's three segments. The company will release actual results after the market closes on May 3, 2006, and management will conduct a conference call the following morning, Thursday, May 4, 2006 at 10:00 a.m. eastern daylight time.

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About Harland
Atlanta-based John H. Harland Company (NYSE: JH) (http://www.harland.net) is a leading provider of software and printed products to the financial and educational markets. Harland Financial Solutions, Inc. (http://www.harlandfinancialsolutions.com), a wholly owned subsidiary, supplies software and services, including customer relationship management, deposit and loan origination, core systems and mortgage services to thousands of financial institutions of all sizes. Harland's printed products offerings include checks, direct marketing and financial forms. Scantron Corporation (http://www.scantron.com), a wholly owned subsidiary, is a leading provider of both paper and electronic-based services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.

RISK FACTORS AND CAUTIONARY STATEMENTS
This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of John H. Harland Company and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that the actual results may differ materially from those contemplated by such forward-looking statements. Such differences could be material and adverse.

Reference should be made to the Risk Factors and Cautionary Statements section of Harland's Form 10-K and Form 10-Q for additional information. Harland undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.